Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Enters into Agreement to Monetize 2026 45Z Clean Fuel Production Tax
Agreement increases visibility into cash generation through the transfer of up to $325 million of 45Z credits generated in 2026, providing flexibility to strengthen the balance sheet and reinvest in high-return opportunities

OMAHA, Neb. -- (BUSINESS WIRE) - Green Plains Inc. (NASDAQ: GPRE) today announced an agreement for the transfer of Clean Fuel Production Tax Credits, also known as 45Z tax credits, generated across Green Plains’ operating facilities, all of which are expected to qualify under the program.

The agreement provides for the transfer of a minimum of $250 million of 45Z credits expected to be generated in 2026, and the buyers will purchase additional credits up to a total of $325 million, with an option to purchase an additional $30 million, subject to their generation and availability. The value is based on anticipated credit generation under current carbon intensity (CI) scores across the Green Plains fleet and does not assume incremental investment in additional low-carbon initiatives or future CI improvements, which could drive further credit generation and value.

Green Plains will receive $140 million of cash in the fourth quarter for 45Z tax credits generated through June 30, 2026. Credits generated in the third and fourth quarters of 2026 will be transferred and monetized in the first half of 2027, following completion of required compliance reporting and satisfaction of applicable closing conditions.

“This agreement illustrates the value we’ve built into our low-carbon platform and converts that value into meaningful, predictable cash flow,” said Chris Osowski, President and Chief Executive Officer of Green Plains. “It demonstrates our ability to translate carbon intensity improvements into tangible value for Green Plains and our shareholders, while preserving meaningful upside from further improvements. The transaction increases visibility into cash generation and provides additional flexibility to strengthen the balance sheet and make disciplined, high-return investments across our platform.”

The clean fuel production tax credits generated in 2026 are transferable under the program, subject to actual production volumes and regulatory requirements. The parties may also evaluate opportunities to expand or extend the program to monetize credits generated in future years beyond the initial commitment period. CG/ CRC-IB served as financial advisor to Green Plains in connection with the transaction.

About Green Plains Inc.
Green Plains Inc. (NASDAQ: GPRE) is a leading producer of low-carbon biofuels and value-added products. The company operates a disciplined, performance-driven platform focused on maximizing yield, lowering carbon intensity, and delivering value to stakeholders. Built at scale and designed to perform across market conditions, Green Plains is focused on delivering consistent performance through operational excellence and disciplined execution.

For more information, visit www.gpreinc.com.

Green Plains Inc. Contacts
Investors: Will Joekel, CFA | Vice President of Investor Relations and Treasurer | 402.952.4946 | will.joekel@gpreinc.com
Media: | 402.884.8700 | media@gpreinc.com

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